Exhibit 99.3

Schedule of Reconciliation of Non-GAAP to GAAP Financial Information

(dollars in millions and unaudited)

Core operating profit and core operating profit growth excluding the net mark-to-market impact and restructuring and impairment charges (including, for 2008, charges associated with our Productivity for Growth initiatives) are not measures defined by generally accepted accounting principles. However, we believe investors should consider these measures as they are more indicative of our ongoing performance and how management evaluates our operational results and trends.

In the full years ended 2008 and 2007, we recognized $346 million and $(19) million, respectively, of mark-to-market net losses/(gains) on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our segments. Certain of these commodity derivatives do not qualify for hedge accounting treatment and are marked to market with the resulting gains and losses recognized in corporate unallocated expenses. These gains and losses are subsequently reflected in segment results when the segments take delivery of the underlying commodity.

As a result of our Productivity for Growth program, in the fourth quarter of 2008 we recorded restructuring and impairment charges of $543 million. The program includes actions in all segments of the business, including the closure of six plants, that we believe will increase cost competitiveness across the supply chain, upgrade and streamline our product portfolio and simplify the organization for more effective and timely decision-making.

In the fourth quarter of 2007, we recorded restructuring and impairment charges of $102 million in connection with plant closings and production line rationalizations.

Operating Profit Reconciliation

	2008	2007	Growth
Total PepsiCo Reported Operating Profit	$6,935	$7,170	(3)%
Net Mark-to-Market Impact	346	(19)
Restructuring and Impairment Charges	543	102

Total Operating Profit Excluding above Items	$7,824	$7,253	8%